Exhibit 99.1
Dear Shareholders,
In the first quarter, we delivered our best financial results in company history; for that reason, it is a quarter worthy of reflection.
In Q1, we achieved a net income margin of 1.6% and a company-record Adjusted EBITDA margin of 7.7%. By the latter measure, for the first time, we became the most profitable public automotive retailer in the U.S.
We returned to growth, growing 16% despite decreasing marketing dollars and constrained inventory.
We completed our third quarter of positive net income and our first quarter with Adjusted EBITDA exceeding capital expenditures and interest expense, clearing that hurdle by a significant margin.
We achieved all of this in a difficult environment that has challenged unit economics and volume for many across the industry.
While our path to where we are today has not been linear, we think the most important storylines can be found by looking at what has been consistent throughout our journey:
When we started Carvana, we believed that an entirely new retail model with a national inventory paired with a purpose-built, technology-enabled transaction platform, and connected by a completely new supply chain would allow us to efficiently and profitably provide exceptional, highly differentiated customer experiences.
Eleven years later, we believe the same thing.
When we shared our long-term financial model, we believed that the time-tested, structurally stable economics of our industry combined with the unique revenue and cost opportunities afforded by our business model would allow us to build the most profitable business in automotive retail while still offering our customers significant discounts vs. the competition.
Six years later, we believe the same thing.
When we began investing in our business of buying cars from customers, we believed that further vertical integration would enable us to serve even more customers, generate additional economic gains, and provide positive feedback to the retail business.
Five years later, we believe the same thing.
When we acquired ADESA, we believed that pairing our business with the second-largest wholesale auction platform in the country (with 6,500 acres of land and 500,000 parking spaces within 100 miles of 95% of the US population, all zoned for our use) would allow us to vertically integrate even further and efficiently scale to millions and millions of units per year.
Two years later, we believe the same thing.
When it felt like everything was breaking against us, we believed that we had a business and people who had the strength to be made better by the pressure we were under.
Eighteen months later, we believe the same thing.
Last quarter, we outlined five reasons why we believed we were better positioned to fulfill our goals than we had ever been. Today, we believe the same thing.
Carvana is a company with a north star of delivering exceptional, ever-improving customer experiences. We are a company full of people with eyes locked on the target who don’t know how to quit. We are a company that has proven our ability to move quickly over a sustained period of time. We are a company that has demonstrated our ability to adapt to challenges. And we are a company that, despite carrying significant excess capacity and having room for meaningful efficiency gains from here, just delivered $49 million of net income and approximately $1 billion in annualized Adjusted EBITDA with only 1% market share in one of the largest retail markets in the U.S.

Summary of Q1 Results
Q1 2024 Financial Results: All financial comparisons stated below are versus Q1 2023 unless otherwise noted. Complete financial tables appear at the end of this letter.
•Retail units sold totaled 91,878, an increase of 16%
•Revenue totaled $3.061 billion, an increase of 17%
•Total gross profit was $591 million, an increase of 73%
•Total gross profit per unit (“GPU”) was $6,432, an increase of $2,129
•Non-GAAP Total GPU was $6,802, an increase of $2,006
•Net income (loss) margin was 1.6%, an increase from (11.0)%
◦Net income totaled $49 million and included a ~$75 million gain in the fair value of our warrants to acquire Root common stock.
▪This gain did not impact GPU or Adjusted EBITDA.
•Adjusted EBITDA margin was 7.7%, an increase from (0.9)%
◦Adjusted EBITDA totaled $235 million
•Basic and diluted net earnings per Class A share were $0.24 and $0.23, respectively, based on 116 million and 212 million shares of Class A common stock outstanding, respectively.

Outlook
Our financial performance clearly demonstrates the significant power of our business model.
Looking toward the second quarter of 2024, we expect the following as long as the environment remains stable:
•A sequential increase in our year-over-year growth rate in retail units, and
•A sequential increase in Adjusted EBITDA1.
With our strong results in Q1 and outlook for Q2, we expect to comfortably deliver on our outlook of year-over-year growth in retail units sold and Adjusted EBITDA for FY 2024. Going forward, we do not plan to provide additional full year 2024 updates and will focus on quarterly commentary.

First Quarter Results
Q1 was a milestone quarter for proving the long-term earnings power of our online retail model. We set company records on Adjusted EBITDA, Adjusted EBITDA margin, and GAAP Operating Income, and generated Adjusted EBITDA that significantly exceeded capital expenditures and interest expense.
We entered Q1 squarely focused on our unit economics and profitability initiatives. Despite this focus, we saw strong customer demand in part due to fundamental gains in conversion and customer experience that we made over the preceding quarters.
Retail units sold increased by 16% year-over-year and 21% sequentially despite advertising spend decreasing by 8% sequentially and average days of immediately available inventory on our website falling to 13 days in March, nearing our all-time monthly low for this metric.
To respond to this demand, we have begun increasing production across the country. In the near term, we will continue to focus on growing production to match demand and returning selection to normalized levels.
Our strong profitability results in Q1 were driven by meaningful fundamental gains in GPU and SG&A expenses.
We set company records (on a normalized basis, after adjusting for excess loan sales in Q2 2023) for GAAP and Non-GAAP GPU of $6,432 and $6,802, respectively, driven by strength and sequential improvements across all GPU components. For the fourth consecutive quarter, we set company records for GAAP and Non-GAAP Retail GPU at $3,080 and $3,211, respectively. Our strength in Retail GPU continues to be driven by fundamental gains in several areas, including non-vehicle cost of sales, customer sourcing, inventory turn times, and revenues from additional services.

1 In order to clearly demonstrate our progress and highlight the most meaningful drivers within our business, we continue to use forecasted Non-GAAP financial measures, including forecasted Adjusted EBITDA. We have not provided a quantitative reconciliation of forecasted GAAP measures to forecasted Non-GAAP measures within this communication because we are unable, without making unreasonable efforts, to calculate one-time or restructuring expenses. These items could materially affect the computation of forward-looking Net Income (loss).

GAAP and Non-GAAP SG&A per unit were $4,963 and $4,245, respectively, down $806, and $697, sequentially. The Carvana Operations portion of SG&A expense was $1,850 per unit, down $174 sequentially. The Overhead portion of SG&A expense was approximately flat sequentially in dollars at $151 million, and down $328 per unit, proving our ability to lever into our fixed expense base with growth.
Net income totaled $49 million, and net income margin was 1.6%. We set company records for Adjusted EBITDA of $235 million and Adjusted EBITDA margin of 7.7%.
Our business model, our financial model, and our customer offering are stronger than ever, and we are now in the long-term phase of driving profitable growth in pursuit of our goal of becoming the largest and most profitable automotive retailer and buying and selling millions of cars per year.

A More Profitable Business Model
Our strong performance in Q1 delivered several powerful profitability milestones.
•Automotive retail industry-leading Adjusted EBITDA margin. Our GAAP operating margin, net income margin, and Adjusted EBITDA margin in Q1 were 4.4%, 1.6%, and 7.7%, respectively. The latter led all U.S. publicly traded automotive retailers in Q1, which ranged from ~3% to ~7%. By this measure, in Q1, we achieved for the first time our goal of becoming the most profitable auto retailer.

•Significant GAAP Operating Income. We generated $134 million of GAAP operating income in the first quarter, a new company record. Notably, we achieved this result in an environment in which retail used vehicle sales were down over 10% since 2019, benchmark interest rates remain at levels not seen in nearly 20 years, and many other automotive retailers are seeing reduced profitability. Moreover, we achieved this result while carrying the costs associated with excess capacity for ~3x retail unit growth, further demonstrating the underlying strength of our online retail model.2

•Adjusted EBITDA now significantly exceeds CapEx and interest expense. Our strong Q1 results mean that our Adjusted EBITDA now significantly exceeds capital expenditures and interest expense. This milestone means that in Q1 we officially achieved the goal we set in May 2022 to drive Adjusted EBITDA that significantly exceeds capital expenditures and interest expense. Moreover, we achieved this goal at ~360k annual unit volume, in line with our expectations.

The table below highlights this achievement for our actual Q1 2024 results and for an illustrative scenario that assumes our Q1 results but includes cash interest expense on all of our Senior Secured Notes after the conclusion of the cash or PIK election period.
We currently plan to pay cash interest on our 2028 and 2030 Senior Secured Notes on both semiannual payment dates in 2025, which is incorporated into the scenario below.

2 Our record GAAP Operating Income in Q1 resulted in part because our Adjusted EBITDA is higher quality than that of many high-growth, technology-focused companies due to relatively low non-cash expenses. Our non-cash expense efficiency compared to other high-growth companies means we converted ~270% of Net Income and ~55% of Adjusted EBITDA into GAAP Operating Income. We see significant opportunity to lever non-cash expenses over time, given our current excess capacity. At ~3x retail unit volume, we believe leverage on fixed non-cash expenses can push our Operating Income to Adjusted EBITDA ratio above 90%.

Future Opportunities
In light of our success in Q1, a natural question to ask is how much opportunity remains for continued improvement. The simple answer is that we see significant opportunities for fundamental margin and efficiency gains over time and as we scale.
1.Overhead Expenses. Overhead expense in SG&A was 4.9% of revenue in Q1. We believe we currently have the infrastructure to sell ~3x our current retail unit sales volume3, leading to a ~3.3% of revenue overhead expense leverage opportunity and more opportunity beyond that over time. Our sequential growth in Q1 provides early visibility into this leverage opportunity. We grew units 21% in Q1 vs. Q4 with overhead expenses approximately flat in dollar terms, leading overhead expenses as a percent of revenue to decline from 6.2% to 4.9%, a reduction of 1.3% in a single quarter.

2.Advertising Expenses. Advertising expense was 1.8% of revenue in Q1. Notably, our four oldest cohorts of markets, those opened in 2013 through 2016, achieved an aggregate 1.0% advertising expense as a percent of revenue in Q1. This provides a clear path to reducing advertising by ~0.8% of revenue over time, not including any other gains in advertising efficiency.

3.Operations Expenses. Carvana Operations Expense declined sequentially from 6.4% to 5.6% of revenue in Q1. We see opportunities for this to decrease over time through scale and continued efficiency gains, including those listed below.
a.Network coverage and efficiency. As we add inventory pools at more locations, primarily by adding reconditioning at more ADESA sites, we expect lower average outbound miles per sale. In addition, we see opportunities to reduce cost per mile through additional efficiencies in the system.
b.Scale. A portion of our operations expenses are semi-fixed, including operations management and logistics routes that are not fully utilized. This portion of operations expenses can lever with additional unit volume.
c.AI / Automation. We are still in the early days of rolling out generative AI and other automation technologies into our customer care and document processing centers and see room for significant improvement from today’s cost levels.
d.Other Efficiency Gains. We continue to see opportunities in other operations expense areas not listed above, including technology and process improvements in limited warranty and title and registration.

4.Gross Margin Opportunities. We have made significant progress increasing gross margins over our company’s history, and today our teams are still working to make additional fundamental gains across all gross profit line items.
a.Retail cost of sales - reconditioning costs. We continue to see opportunities to drive down reconditioning costs through further development of our proprietary CARLI IRC software and efficiency gains in parts and third-party vendor services.
b.Retail cost of sales - inbound transport costs. We continue to see opportunities to decrease inbound transport costs as we add reconditioning capabilities at more ADESA locations, decreasing the average number of miles each vehicle travels to the nearest reconditioning location.
c.Wholesale growth. We continue to see significant opportunities to grow our wholesale volume over time through increasing awareness for our offering of buying cars from customers, enhancements to our data, pricing, and processes, and further development of our new digital auction platform, ADESA Clear.
d.Finance efficiency. We see significant opportunities to enhance and optimize our finance platform data, scoring, pricing, and servicing and to improve our securitization cost of funds to be in line with mature issuers.
e.Ancillary products. We see opportunities to increase ancillary product attachment rates, optimize profit per attach, and add new products to our online checkout flow over time.

5.Non-Cash Costs and Expenses. Our non-cash costs and expenses of depreciation and amortization and share-based compensation totaled 3.4% of revenue in Q1, of which approximately 1.3% is included in costs of sales and 2.1% is included in SG&A expenses. Similar to overhead expenses, we view these as primarily fixed in the near term given our excess capacity, and as a result believe we have a more than 2% of revenue non-cash expense leverage opportunity at ~3x current retail unit volume as we grow into our existing infrastructure.

3 In our Q3 2023 Shareholder Letter we shared that different components of our infrastructure can accommodate between 2.9x to 5.6x annualized retail unit volume as of Q3 2023. For illustrative purposes in this section we will base our commentary on a ~3x multiple of unit volume.

Capacity Utilization4

Margin Expansion Opportunities

4 This table represents our infrastructure capacity utilization as previously disclosed in our Q3 2023 shareholder letter.

Our Long Term Growth Opportunity
We have been focused on our goal of becoming the largest and most profitable automotive retailer and buying and selling millions of cars per year. Our confidence in our ability to achieve this goal comes from the combination of the factors detailed below:
•Large and fragmented U.S. used vehicle market. Last year there were approximately 36 million retail transactions in the U.S. used auto market according to industry data. Prior to COVID-era disruptions, used auto sales volume was closer to 40 million. This is a highly fragmented market with tens of thousands of dealers. The largest player has a ~2% share and the top 100 collectively have ~11%. We believe this market backdrop paired with our unique online retail model provides a differentiated opportunity for long-term compound growth.

•Strength of our customer offering. We continue to improve our fully integrated e-commerce customer experience through proprietary technology and efficiency initiatives. Over the last 18 months, these efforts have driven better customer experiences at each step in the transaction. Our NPS trends prove that customers love our offering and we expect to continue improving it, including through the benefits of scale and efficiency.

•Industry-leading unit economics and differentiated financial model. The ability of our online retail model to deliver industry-leading profitability is now clear. Despite a profitability focus, we grew retail units sold 21% sequentially, levered into our fixed cost base, drove improvements in operations expense per unit, delivering net income margin of 1.6% and industry-leading Adjusted EBITDA Margin of 7.7%.

•Unmatched, purpose-built automotive infrastructure. The physical infrastructure for multiples of growth is already built. We have the reconditioning facilities capable of producing 1.3 million cars a year. We have 56 ADESA locations that we believe once fully built out will increase our total production capacity to approximately 3 million cars a year. The sum of these locations comprises ~6,500 acres with over 500,000 parking spots around the country. Growing into our infrastructure will be enabled by the technology and operational efficiency gains our teams have been focused on to make the process of reconditioning vehicles more seamless and scalable.
Over time, we plan to continue to take market share by delivering seamless customer experiences, generating high-quality unit economics, and scaling into our purpose-built automotive infrastructure.

Management Objectives
Consistent with the priorities shared in the last several letters, our current focus remains centered on increasing efficiency and driving positive free cash flow. However, this letter maintains our historical format built around the three objectives (1) Grow Retail Units and Revenue; (2) Increase Total Gross Profit Per Unit; and (3) Demonstrate Operating Leverage, to discuss our key results.
1 Net Income margin in FY 2023 benefited from a one-time gain on debt extinguishment of ~$878 million.

2 Net income margin in Q1 2024 benefitted from ~$75 million associated with positive changes in the fair value of our warrants to acquire Root common stock.
3 Adjusted EBITDA is defined as net income (loss) plus income tax provision, interest expense, other operating (income) expense, net, other (income) expense, net, depreciation and amortization expense in cost of sales and SG&A expenses, goodwill impairment, share-based compensation expense in cost of sales and SG&A expenses, and restructuring costs, minus revenue related to our Root warrants and gain on debt extinguishment. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues. For additional information on Adjusted EBITDA and other Non-GAAP financial metrics referenced in this letter, please see the financial tables at the end of this letter and our Q1 2024 supplemental financial tables posted on our investor relations website.
4 EBITDA Margin is calculated as net income (loss) plus income tax provision, interest expense, and depreciation and amortization expense, divided by revenues.

Objective #1: Grow Retail Units and Revenue
Retail units sold totaled 91,878 in Q1, a sequential increase of 21%. Revenue was $3.061 billion in Q1, a sequential increase of 26%. The strong demand we experienced in Q1 was driven in part by conversion improvements across customer care and logistics that deliver a more seamless, faster and improved customer experience.

Objective #2: Increase Total Gross Profit Per Unit
Year-over-year and sequential changes in Total GPU in Q1 2024 were driven by a variety of factors described below in more detail.
For Q1 2024
•Total
◦Total GPU was $6,432 vs. $4,303 in Q1 2023 and $5,283 in Q4 2023.
◦Non-GAAP Total GPU was $6,802 vs. $4,796 in Q1 2023 and $5,730 in Q4 2023.5
•Retail
◦Retail GPU was $3,080 vs. $1,388 in Q1 2023 and $2,812 in Q4 2023.
◦Non-GAAP Retail GPU was $3,211 vs. $1,591 in Q1 2023 and $2,970 in Q4 2023.
◦The sequential increase in Retail GPU was primarily driven by wider spreads between wholesale and retail market prices and lower seasonal retail depreciation rates.
◦Year-over-year improvement in Retail GPU was primarily driven by lower average days to sale, lower reconditioning and inbound transport costs, and wider spreads between wholesale and retail market prices, partially offset by a lower retail inventory allowance adjustment and higher retail depreciation rates.

5 Consistent with the last three quarters of financial reporting, we are presenting two metrics for total GPU and for each GPU component: GAAP gross profit per unit and non-GAAP gross profit per unit, which excludes the impacts of depreciation and amortization expense, share-based compensation expense, Root warrant revenue, and restructuring costs. For additional information, please see our Q1 2024 supplemental financial tables.

•Wholesale
◦Wholesale GPU was $860 vs. $883 in Q1 20236 and $526 in Q4 2023.
◦Non-GAAP Wholesale GPU was $1,153 vs. $1,236 in Q1 2023 and $881 in Q4 2023.
◦Wholesale Vehicle
▪Wholesale Vehicle GPU was $501 vs. $555 in Q1 2023 and $368 in Q4 2023.
▪Non-GAAP Wholesale Vehicle GPU was $522 vs. $580 in Q1 2023 and $394 in Q4 2023.
▪Sequential improvement in Wholesale Vehicle GPU was driven by lower wholesale depreciation rates and an increase in the ratio of wholesale units sold to retail units sold.
▪Year-over-year reductions were primarily driven by higher wholesale depreciation rates and a lower wholesale inventory allowance adjustment, partially offset by a higher ratio of wholesale units sold to retail units sold.
◦Wholesale Marketplace
▪Wholesale Marketplace GPU was $359 vs. $328 in Q1 2023 and $158 in Q4 2023.
▪Non-GAAP Wholesale Marketplace GPU was $631 vs. $656 in Q1 2023 and $487 in Q4 2023.
▪Sequential improvements in Wholesale Marketplace GPU were primarily driven by higher seasonal volume in Q1, while the year-over-year changes were primarily driven by higher gross profit dollars offset by changes in the ratio of wholesale marketplace units sold to retail units sold.
•Other
◦Other GPU was $2,492 vs. $2,032 in Q1 2023 and $1,945 in Q4 2023.
◦Non-GAAP Other GPU was $2,438 vs. $1,969 in Q1 2023 and $1,879 in Q4 2023.
◦The sequential increase in Other GPU was primarily driven by more normalized loan sale volume relative to originations, lower credit spreads on securitization transactions, and credit scoring and pricing optimizations, including credit tightening in Q4.
◦Year-over-year improvements in Other GPU were primarily driven by lower credit spreads on securitization transactions and credit scoring and pricing optimizations.

6 Wholesale gross profit and wholesale GPU includes gross profit from the sale of wholesale marketplace vehicles at our acquired ADESA locations.

Objective #3: Demonstrate Operating Leverage
On a sequential basis, Q1 net income margin and Adjusted EBITDA margin increased by 9.9% and 5.2%, respectively. The sequential increase in both net income margin and Adjusted EBITDA margin were driven by the continued realization of fundamental gains in GPU paired with leverage across our cost structure as retail unit volumes increased. Net income margin also benefited from ~$75 million associated with positive changes in the fair value of our warrants to acquire Root common stock. This fair value change did not affect Adjusted EBITDA.
On a year-over-year basis, Q1 2024 net income margin and Adjusted EBITDA margin improved by 12.6% and 8.6%, respectively. Year-over-year improvements were driven by a set of factors similar to those driving sequential improvements.
The Carvana Retail and Wholesale Vehicle Operations portion of SG&A expense totaled $1,850 per retail unit sold in Q1, a sequential decrease from $2,024 in Q4. This decrease was primarily due to our continued focus on efficiency initiatives and leverage of the semi-fixed components we include within Carvana operations expense.
The Overhead portion of SG&A expense totaled $151 million in Q1,a sequential increase of $1 million compared to Q4. On a per unit basis, this represented a $328 decrease sequentially.
For Q1 2024, as a percentage of revenue:
•All components of SG&A improved sequentially. Total SG&A decreased by 3.2% and non-advertising SG&A decreased by 2.7%. Other SG&A decreased by 1.3%, compensation and benefits decreased by 1.0%, advertising decreased by 0.6%, logistics decreased by 0.2%, and market occupancy decreased by 0.1%.
•Year-over-year, all components of SG&A improved. Total SG&A decreased by 3.2% and non-advertising SG&A decreased by 2.9%. Other SG&A decreased by 1.2%, compensation and benefits decreased by 1.1%, logistics decreased by 0.4%, advertising decreased by 0.3%, and market occupancy decreased by 0.2%.

Summary
The first quarter was exciting and validating for the team at Carvana.
It validated the key convictions we have held since the beginning.
It validated the hard work the team has put in over the last two years and demonstrated how effectively and quickly we can move when we align on a goal and fight for it. Our teams have proven their ability to execute.
When we focused on growth, we joined Amazon, Google, and Meta as one of the four fastest companies to join the Fortune 500.
When we focused on profitability, we increased quarterly Net Income and Adjusted EBITDA by more than $500 million in under 2 years and catapulted to industry-leading margins.
We are now focused on our long-term phase of driving profitable growth and pursuing our goal of becoming the largest and most profitable auto retailer and buying and selling millions of cars.
The march continues,
Ernie Garcia, III, Chairman and CEO
Mark Jenkins, CFO

Appendix
Conference Call Details
Carvana will host a conference call today, May 1, 2024, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until Wednesday, May 8, 2024, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 4829760#.
Forward Looking Statements
This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, strategy, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.
Forward-looking statements include all statements that are not historical facts, including expectations regarding our operational and efficiency initiatives, our strategy, expected gross profit per unit, forecasted results, potential infrastructure capacity utilization, efficiency gains and opportunities to improve our results, including opportunities to increase our margins and reduce our expenses, potential normalization of inventory, potential benefits from new technology, and our long-term financial goals and growth opportunities. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: the larger automotive ecosystem, including consumer demand, global supply chain challenges, and other macroeconomic issues; our ability to utilize our available infrastructure capacity and realize the expected benefits therefrom, including increased margins and lower expenses; our ability to scale up our business; our ability to raise additional capital and our substantial indebtedness; our history of losses and ability to maintain profitability in the future; our ability to effectively manage our historical rapid growth; our ability to maintain customer service quality and reputational integrity and enhance our brand; the seasonal and other fluctuations in our quarterly operating results; our relationship with DriveTime and its affiliates; the highly competitive industry in which we participate, which among other consequences, could impact our long-term growth opportunities; the changes in prices of new and used vehicles; our ability to normalize our inventory or acquire desirable inventory; our ability to sell our inventory expeditiously; and the other risks identified under the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.
Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.
Investor Relations Contact Information: Mike Mckeever, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and par values)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$252	$530
Restricted cash	75	64
Accounts receivable, net	351	266
Finance receivables held for sale, net	866	807
Vehicle inventory	1,162	1,150
Beneficial interests in securitizations	388	366
Other current assets, including $4 and $3, respectively, due from related parties	138	138
Total current assets	3,232	3,321
Property and equipment, net	2,919	2,982
Operating lease right-of-use assets, including $9 and $10, respectively, from leases with related parties	447	455
Intangible assets, net	48	52
Other assets	337	261
Total assets	$6,983	$7,071
LIABILITIES & STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities, including $12 and $7, respectively, due to related parties	$705	$596
Short-term revolving facilities	275	668
Current portion of long-term debt	194	189
Other current liabilities, including $14 and $3, respectively, from leases with related parties	100	83
Total current liabilities	1,274	1,536
Long-term debt, excluding current portion	5,544	5,416
Operating lease liabilities, excluding current portion, including $6 and $7, respectively, from leases with related parties	424	433
Other liabilities, including $0 and $11, respectively, due to related parties	52	70
Total liabilities	7,294	7,455
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized; 116,558 and 114,239 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	—	—
Class B common stock, $0.001 par value - 125,000 shares authorized; 85,619 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	—	—
Additional paid-in capital	1,887	1,869
Accumulated deficit	(1,598)	(1,626)
Total stockholders' equity attributable to Carvana Co.	289	243
Non-controlling interests	(600)	(627)
Total stockholders' deficit	(311)	(384)
Total liabilities & stockholders' deficit	$6,983	$7,071

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended March 31,
	2024	2023
Sales and operating revenues:
Retail vehicle sales, net	$2,175	$1,827
Wholesale sales and revenues, including $7 and $5, respectively, from related parties	657	618
Other sales and revenues, including $42 and $36, respectively, from related parties	229	161
Net sales and operating revenues	3,061	2,606
Cost of sales, including $1 and $1, respectively, to related parties	2,470	2,265
Gross profit	591	341
Selling, general and administrative expenses, including $7 and $8, respectively, to related parties	456	472
Other operating expense, net	1	1
Operating income (loss)	134	(132)
Interest expense	173	159
Other income, net	(87)	(3)
Net income (loss) before income taxes	48	(288)
Income tax benefit	(1)	(2)
Net income (loss)	49	(286)
Net income (loss) attributable to non-controlling interests	21	(126)
Net income (loss) attributable to Carvana Co.	$28	$(160)

Net earnings (loss) per share of Class A common stock - basic	$0.24	$(1.51)
Net earnings (loss) per share of Class A common stock - diluted	$0.23	$(1.51)

Weighted-average shares of Class A common stock outstanding - basic	116,298	106,011
Weighted-average shares of Class A common stock outstanding - diluted	212,239	106,011

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, In millions)

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net income (loss)	$49	$(286)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	82	93
Equity-based compensation expense	22	15
Loss on disposal of property and equipment	1	1
Payment-in-kind interest expense	142	—
Provision for bad debt and valuation allowance	8	10
Amortization of debt issuance costs	5	8
Unrealized gain on warrants to acquire Root Class A common stock	(75)	—
Unrealized gain on beneficial interests in securitizations	(9)	(1)
Changes in finance receivable related assets:
Originations of finance receivables	(1,846)	(1,428)
Proceeds from sale of finance receivables, net	1,825	1,116
Gain on loan sales	(144)	(64)
Principal payments received on finance receivables held for sale	39	73
Other changes in assets and liabilities:
Vehicle inventory	(14)	385
Accounts receivable	(87)	(91)
Other assets	(4)	3
Accounts payable and accrued liabilities	109	101
Operating lease right-of-use assets	8	17
Operating lease liabilities	(6)	(12)
Other liabilities	(4)	(6)
Net cash provided by (used in) operating activities	101	(66)
Cash Flows from Investing Activities:
Purchases of property and equipment	(18)	(32)
Proceeds from disposal of property and equipment	5	12
Payments for acquisitions, net of cash acquired	—	(7)
Principal payments received on and proceeds from sale of beneficial interests	20	8
Net cash provided by (used in) investing activities	7	(19)
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	839	1,858
Payments on short-term revolving facilities	(1,232)	(1,689)
Proceeds from issuance of long-term debt	42	19
Payments on long-term debt	(23)	(37)
Payments of debt issuance costs	(1)	—
Net cash (used in) provided by financing activities	(375)	151
Net (decrease) increase in cash, cash equivalents and restricted cash	(267)	66
Cash, cash equivalents and restricted cash at beginning of period	594	628
Cash, cash equivalents and restricted cash at end of period	$327	$694

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

The following table presents potentially dilutive securities, as of the end of the period, excluded from the computations of diluted net earnings (loss) per share of Class A common stock for the three months ended March 31, 2024 and 2023, respectively:

	Three Months Ended March 31,
	2024	2023

	(in thousands)
Options (1)	1,058	1,234
Restricted Stock Units and Awards (1)	330	92
Class A Units (2)	—	82,963
Class B Units (2)	—	723

(1) Represents number of instruments outstanding at the end of the period that were evaluated under the treasury stock method for potentially dilutive effects and were determined to be anti-dilutive.
(2) Represents the weighted-average as-converted LLC units that were evaluated under the if-converted method for potentially dilutive effects and were determined to be anti-dilutive.

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2024	2023	Change

	(dollars in millions, except per unit amounts)
Net sales and operating revenues:
Retail vehicle sales, net	$2,175	$1,827	19.0%
Wholesale sales and revenues (1)	657	618	6.3%
Other sales and revenues (2)	229	161	42.2%
Total net sales and operating revenues	$3,061	$2,606	17.5%
Gross profit:
Retail vehicle gross profit	$283	$110	157.3%
Wholesale gross profit (1)	79	70	12.9%
Other gross profit (2)	229	161	42.2%
Total gross profit	$591	$341	73.3%
Unit sales information:
Retail vehicle unit sales	91,878	79,240	15.9%
Wholesale vehicle unit sales	44,155	35,110	25.8%
Per unit selling prices:
Retail vehicles	$23,673	$23,056	2.7%
Wholesale vehicles (3)	$9,625	$11,592	(17.0)%
Per retail unit gross profit:
Retail vehicle gross profit	$3,080	$1,388	121.9%
Wholesale gross profit	860	883	(2.6)%
Other gross profit	2,492	2,032	22.6%
Total gross profit	$6,432	$4,303	49.5%
Per wholesale unit gross profit:
Wholesale vehicle gross profit (4)	$1,042	$1,253	(16.8)%
Wholesale marketplace:
Wholesale marketplace units sold	242,647	213,764	13.5%
Wholesale marketplace revenues	$232	$211	10.0%
Wholesale marketplace gross profit (5)	$33	$26	26.9%

(1) Includes $7 and $5, respectively, of wholesale sales and revenues from related parties.
(2) Includes $42 and $36, respectively, of other sales and revenues from related parties.
(3) Excludes wholesale marketplace revenues and wholesale marketplace units sold.
(4) Excludes wholesale marketplace gross profit and wholesale marketplace units sold.
(5) Includes $25 and $26, respectively, of depreciation and amortization expense.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024

	(in millions)
Compensation and benefits (1)	$176	$163	$160	$162	$173
Advertising	56	57	56	59	54
Market occupancy (2)	21	18	16	16	18
Logistics (3)	35	29	29	26	29
Other (4)	184	185	172	176	182
Total	$472	$452	$433	$439	$456

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2) Market occupancy costs includes occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet, and third-party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

We had the following committed liquidity resources, secured debt capacity, and other unpledged assets available as of March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023

	(in millions)
Cash and cash equivalents	$252	$530
Availability under short-term revolving facilities (1)	1,407	1,006
Committed liquidity resources available	$1,659	$1,536
Super senior debt capacity (2)	1,262	1,262
Pari passu senior debt capacity (2)	250	250
Unpledged beneficial interests in securitizations (3)	88	80
Total liquidity resources (4)	$3,259	$3,128

(1)Availability under short-term revolving facilities is the available amount we can borrow under the Floor Plan Facility and Finance Receivable Facilities based on the pledgeable value of vehicle inventory and finance receivables on our balance sheet on the period end date. Availability under short-term revolving facilities is distinct from the total commitment amount of these facilities because it represents the currently borrowable amount, rather than committed future amounts that could be borrowed to finance future additional assets.
(2)Super senior debt capacity and pari passu senior debt capacity represents basket capacity to incur additional debt that could be senior or pari passu in lien priority to the collateral securing the obligations under the Senior Secured Notes, subject to the terms and conditions set forth in the indentures governing the Senior Secured Notes. The availability of such additional sources depends on many factors and there can be no assurance that financing alternatives will be available to us in the future.
(3)Unpledged beneficial interests in securitizations includes retained beneficial interests in securitizations that have not been previously pledged or sold. We historically have financed the majority of our retained beneficial interests in securitizations and expect to continue to do so in the future.
(4)Our total liquidity resources are composed of cash and cash equivalents, availability under existing credit facilities, additional capacity under the indentures governing our Senior Secured Notes, which allow us to incur additional debt that can be senior or pari passu in lien priority as to the collateral securing the obligations under the Senior Secured Notes, and additional unpledged securities that can be financed using traditional asset-based financing sources.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Adjusted EBITDA; Adjusted EBITDA margin; Operating income to Adjusted EBITDA conversion; Gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; SG&A expenses, non-GAAP; and Total SG&A expenses per retail unit, non-GAAP

Adjusted EBITDA; Adjusted EBITDA margin; Operating income to Adjusted EBITDA conversion; Gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; SG&A expenses, non-GAAP; and Total SG&A expenses per retail unit, non-GAAP are supplemental measures of operating performance that do not represent and should not be considered an alternative to net income (loss), gross profit, or SG&A expenses, as determined by GAAP.

Adjusted EBITDA is defined as net income (loss) plus income tax provision (benefit), interest expense, other operating expense (income), net, other expense (income), net, depreciation and amortization expense in cost of sales and SG&A expenses, goodwill impairment, share-based compensation expense in cost of sales and SG&A expenses, and restructuring expense in cost of sales and SG&A expenses, minus revenue related to our Root Warrants and gain on debt extinguishment. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues.

Operating income to Adjusted EBITDA conversion is operating income divided by Adjusted EBITDA.

Gross profit, non-GAAP is defined as GAAP gross profit plus depreciation and amortization expense in cost of sales, share-based compensation expense in cost of sales, and restructuring expense in cost of sales, minus revenue related to our Root Warrants. Total gross profit per retail unit, non-GAAP is Gross profit, non-GAAP divided by retail vehicle unit sales.

SG&A expenses, non-GAAP is defined as GAAP SG&A expenses minus depreciation and amortization expense in SG&A expenses, share-based compensation expense in SG&A expenses, and restructuring expense in SG&A expenses. Total SG&A expenses per retail unit, non-GAAP is SG&A expenses, non-GAAP divided by retail vehicle unit sales.

We use these non-GAAP measures to measure the operating performance of our business as a whole and relative to our total revenues and retail vehicle unit sales. We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. Adjusted EBITDA; Adjusted EBITDA margin; Operating income to Adjusted EBITDA conversion; Gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; SG&A expenses, non-GAAP; and Total SG&A expenses per retail unit, non-GAAP may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations.

A reconciliation of Adjusted EBITDA to net income (loss), Gross profit, non-GAAP to gross profit, and SG&A expenses, non-GAAP to SG&A expenses, which are the most directly comparable GAAP measures, and calculations of Adjusted EBITDA margin, Operating income to Adjusted EBITDA conversion, Total gross profit per retail unit, non-GAAP, and Total SG&A expenses per retail unit, non-GAAP is as follows:

	For the Three Months Ended
(dollars in millions, except per unit amounts)	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024
Net income (loss)	$(286)	$(105)	$741	$(200)	$49
Income tax (benefit) provision	(2)	—	29	(2)	(1)
Other (income) expense, net	(3)	(8)	3	(1)	(87)
Gain on debt extinguishment	—	—	(878)	—	—
Interest expense	159	155	153	165	173
Operating income (loss)	(132)	42	48	(38)	134
Other operating expense, net	1	5	1	1	1
Depreciation and amortization expense in cost of sales	44	44	42	39	39
Depreciation and amortization expense in SG&A expenses	49	46	45	43	43
Share-based compensation expense in SG&A expenses	15	20	18	20	23
Root warrant revenue	(5)	(5)	(6)	(5)	(5)
Restructuring expense	4	3	—	—	—
Adjusted EBITDA	$(24)	$155	$148	$60	$235

Total revenues	$2,606	$2,968	$2,773	$2,424	$3,061
Net income (loss) margin	(11.0)%	(3.5)%	26.7%	(8.3)%	1.6%
Adjusted EBITDA margin	(0.9)%	5.2%	5.3%	2.5%	7.7%

Operating income					$134
Operating income to Net income conversion					273%
Operating income to Adjusted EBITDA conversion					57%

	For the Three Months Ended
(dollars in millions, except per unit amounts)	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024
Gross profit	$341	$499	$482	$402	$591
Depreciation and amortization expense in cost of sales	44	44	42	39	39
Root warrant revenue	(5)	(5)	(6)	(5)	(5)
Gross profit, non-GAAP	$380	$538	$518	$436	$625

Retail vehicle unit sales	79,240	76,530	80,987	76,090	91,878
Total gross profit per retail unit	$4,303	$6,520	$5,952	$5,283	$6,432
Total gross profit per retail unit, non-GAAP	$4,796	$7,030	$6,396	$5,730	$6,802

SG&A expenses	$472	$452	$433	$439	$456
Depreciation and amortization expense in SG&A expenses	49	46	45	43	43
Share-based compensation expense in SG&A expenses	15	20	18	20	23
Restructuring expense in SG&A expenses	4	3	—	—	—
SG&A expenses, non-GAAP	$404	$383	$370	$376	$390

Retail vehicle unit sales	79,240	76,530	80,987	76,090	91,878
Total SG&A expenses per retail unit	$5,957	$5,906	$5,347	$5,769	$4,963
Total SG&A expenses per retail unit, non-GAAP	$5,098	$5,005	$4,569	$4,942	$4,245

	For the Three Months Ended
(dollars in millions, except per unit amounts)	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024
Retail gross profit	$110	$204	$218	$214	$283
Depreciation and amortization expense in cost of sales	16	15	15	12	12
Retail gross profit, non-GAAP	$126	$219	$233	$226	$295

Retail vehicle unit sales	79,240	76,530	80,987	76,090	91,878
Retail gross profit per retail unit	$1,388	$2,666	$2,692	$2,812	$3,080
Retail gross profit per retail unit, non-GAAP	$1,591	$2,862	$2,877	$2,970	$3,211

Wholesale vehicle gross profit	$44	$39	$28	$28	$46
Depreciation and amortization expense in cost of sales	2	3	2	2	2
Wholesale vehicle gross profit, non-GAAP	$46	$42	$30	$30	$48

Retail vehicle unit sales	79,240	76,530	80,987	76,090	91,878
Wholesale vehicle gross profit per retail unit	$555	$509	$347	$368	$501
Wholesale vehicle gross profit per retail unit, non-GAAP	$580	$548	$372	$394	$522

Wholesale marketplace gross profit	$26	$26	$22	$12	$33
Depreciation and amortization expense in cost of sales	26	26	25	25	25
Wholesale marketplace gross profit, non-GAAP	$52	$52	$47	$37	$58

Retail vehicle unit sales	79,240	76,530	80,987	76,090	91,878
Wholesale marketplace gross profit per retail unit	$328	$340	$271	$158	$359
Wholesale marketplace gross profit per retail unit, non-GAAP	$656	$680	$579	$487	$631

Other gross profit	$161	$230	$214	$148	$229
Root warrant revenue	(5)	(5)	(6)	(5)	(5)
Other gross profit, non-GAAP	$156	$225	$208	$143	$224

Retail vehicle unit sales	79,240	76,530	80,987	76,090	91,878
Other gross profit per retail unit	$2,032	$3,005	$2,642	$1,945	$2,492
Other gross profit per retail unit, non-GAAP	$1,969	$2,940	$2,568	$1,879	$2,438

	For the Years Ended December 31,
(dollars in millions, except per unit amounts)	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Net income (loss)	$(15)	$(37)	$(93)	$(164)	$(255)	$(365)	$(462)	$(287)	$(2,894)	$150
Income tax provision	—	—	—	—	—	—	—	1	1	25
Interest expense	—	1	4	8	25	81	131	176	486	632
Other operating expense, net	—	—	—	1	1	3	10	9	14	8
Other (income) expense, net	—	—	—	—	—	1	(11)	(3)	56	(9)
Depreciation and amortization expense in cost of sales	—	—	—	—	—	—	10	24	114	169
Depreciation and amortization expense in SG&A expenses	2	3	4	11	24	41	74	105	200	183
Share-based compensation expense in cost of sales	—	—	—	—	4	5	1	—	16	—
Share-based compensation expense in SG&A expenses	—	1	1	6	21	30	25	39	69	73
Goodwill impairment	—	—	—	—	—	—	—	—	847	—
Root warrant revenue	—	—	—	—	—	—	—	—	(7)	(21)
Gain on debt extinguishment	—	—	—	—	—	—	—	—	—	(878)
Restructuring expense (1)	—	—	—	—	—	—	—	—	57	7
Adjusted EBITDA	$(13)	$(32)	$(84)	$(138)	$(180)	$(204)	$(222)	$64	$(1,041)	$339

Total revenues	$42	$130	$365	$859	$1,955	$3,940	$5,587	$12,814	$13,604	$10,771
Net income (loss) margin	(36.6)%	(28.2)%	(25.5)%	(19.1)%	(13.0)%	(9.3)%	(8.3)%	(2.2)%	(21.3)%	1.4%
Adjusted EBITDA margin	(31.0)%	(24.6)%	(23.0)%	(16.1)%	(9.2)%	(5.2)%	(4.0)%	0.5%	(7.7)%	3.1%

Gross profit	$—	$1	$19	$68	$197	$506	$794	$1,929	$1,246	$1,724
Depreciation and amortization expense in cost of sales	—	—	—	—	—	—	10	24	114	169
Share-based compensation expense in cost of sales	—	—	—	—	4	5	1	—	16	—
Root warrant revenue	—	—	—	—	—	—	—	—	(7)	(21)
Restructuring expense in cost of sales (1)	—	—	—	—	—	—	—	—	7	—
Gross profit, non-GAAP	$—	$1	$19	$68	$201	$511	$805	$1,953	$1,376	$1,872

Retail vehicle unit sales	2,105	6,523	18,761	44,252	94,108	177,549	244,111	425,237	412,296	312,847
Total gross profit per retail unit	$(201)	$206	$1,023	$1,539	$2,090	$2,852	$3,253	$4,537	$3,022	$5,511
Total gross profit per retail unit, non-GAAP	$(201)	$206	$1,013	$1,537	$2,136	$2,878	$3,298	$4,593	$3,337	$5,984

SG&A expenses	$15	$37	$109	$223	$425	$787	$1,126	$2,033	$2,736	$1,796
Depreciation and amortization expense in SG&A expenses	2	3	4	11	24	41	74	105	200	183
Share-based compensation expense in SG&A expenses	—	1	1	6	21	30	25	39	69	73
Restructuring expense in SG&A expenses (1)	—	—	—	—	—	—	—	—	50	7
SG&A expenses, non-GAAP	$13	$33	$104	$206	$380	$716	$1,027	$1,889	$2,417	$1,533

Retail vehicle unit sales	2,105	6,523	18,761	44,252	94,108	177,549	244,111	425,237	412,296	312,847
Total SG&A expenses per retail unit	$6,976	$5,623	$5,810	$5,039	$4,516	$4,433	$4,613	$4,781	$6,636	$5,741
Total SG&A expenses per retail unit, non-GAAP	$6,166	$5,119	$5,543	$4,655	$4,038	$4,033	$4,207	$4,442	$5,862	$4,900

(1) Restructuring includes costs related to our May 2022 and November 2022 reductions in force, as well as lease termination and other restructuring expenses.

	For the Three Months Ended March 31,
(dollars in millions, except per unit amounts)	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Net income (loss)	$(2)	$(7)	$(17)	$(38)	$(55)	$(81)	$(184)	$(82)	$(506)	$(286)	$49
Income tax benefit	—	—	—	—	—	—	—	—	—	(2)	(1)
Interest expense	—	—	1	2	3	16	29	30	64	159	173
Other operating expense, net	—	—	—	—	—	—	1	2	1	1	1
Other (income) expense, net	—	—	—	—	1	—	16	(9)	12	(3)	(87)
Depreciation and amortization expense in cost of sales	—	—	—	—	—	—	2	5	8	44	39
Depreciation and amortization expense in SG&A expenses	1	—	—	1	6	7	16	22	37	49	43
Share-based compensation expense in cost of sales	—	—	—	—	—	1	1	—	8	—	—
Share-based compensation expense in SG&A expenses	—	1	—	—	1	5	6	8	28	15	23
Root warrant revenue	—	—	—	—	—	—	—	—	—	(5)	(5)
Restructuring expense	—	—	—	—	—	—	—	—	—	4	—
Adjusted EBITDA	$(1)	$(6)	$(16)	$(35)	$(44)	$(52)	$(113)	$(24)	$(348)	$(24)	$235

Total revenues	$7	$23	$73	$160	$360	$756	$1,098	$2,245	$3,497	$2,606	$3,061
Net income (loss) margin	(33.2)%	(28.7)%	(23.7)%	(24.1)%	(14.6)%	(10.9)%	(16.8)%	(3.7)%	(14.5)%	(11.0)%	1.6%
Adjusted EBITDA margin	(27.9)%	(24.3)%	(21.5)%	(21.3)%	(11.9)%	(6.7)%	(10.3)%	(1.1)%	(10.0)%	(0.9)%	7.7%

Gross profit	$—	$—	$4	$10	$34	$88	$138	$338	$298	$341	$591
Depreciation and amortization expense in cost of sales	—	—	—	—	—	—	2	5	8	44	39
Share-based compensation expense in cost of sales	—	—	—	—	—	1	1	—	8	—	—
Root warrant revenue	—	—	—	—	—	—	—	—	—	(5)	(5)
Gross profit, non-GAAP	$—	$—	$4	$10	$34	$89	$141	$343	$314	$380	$625

Retail vehicle unit sales	315	1,212	3,783	8,334	18,464	36,766	52,427	92,457	105,185	79,240	91,878
Total gross profit per retail unit	$(28)	$117	$1,046	$1,169	$1,854	$2,408	$2,640	$3,656	$2,833	$4,303	$6,432
Total gross profit per retail unit, non-GAAP	$(28)	$117	$1,046	$1,169	$1,854	$2,429	$2,689	$3,710	$2,985	$4,796	$6,802

SG&A expenses	$2	$7	$20	$46	$85	$153	$276	$397	$727	$472	$456
Depreciation and amortization expense in SG&A expenses	1	—	—	1	6	7	16	22	37	49	43
Share-based compensation expense in SG&A expenses	—	1	—	—	1	5	6	8	28	15	23
Restructuring expense in SG&A expenses	—	—	—	—	—	—	—	—	—	4	—
SG&A expenses, non-GAAP	$1	$6	$20	$45	$78	$141	$254	$367	$662	$404	$390

Retail vehicle unit sales	315	1,212	3,783	8,334	18,464	36,766	52,427	92,457	105,185	79,240	91,878
Total SG&A expenses per retail unit	$6,609	$5,476	$5,454	$5,520	$4,604	$4,161	$5,265	$4,294	$6,912	$5,957	$4,963
Total SG&A expenses per retail unit, non-GAAP	$5,552	$4,844	$5,186	$5,400	$4,224	$3,835	$4,846	$3,969	$6,294	$5,098	$4,245